UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2017

ASTRONOVA, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	0-13200	05-0318215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

(Address of principal executive offices, including zip code)

(401) 828-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 30, 2017, AstroNova, Inc. (the “Company”) entered into a Second Amendment (the “Second Amendment”) to the Credit Agreement dated as of February 28, 2017 (as previously amended and modified from time to time, including by that certain First Amendment dated as of September 28, 2017 (the “First Amendment”), the “Credit Agreement”; the Credit Agreement, as amended by the Second Amendment, the “Amended Credit Agreement”), by and among Bank of America, N.A., as lender (the “Lender”), ANI ApS, a Danish private limited liability company and wholly-owned subsidiary of the Company (“ANI”), and Trojan Label ApS, a Danish private limited liability company and wholly-owned subsidiary of ANI.

The Second Amendment provides for a term loan to the Company in the principal amount of $15,000,000 (the “U.S. Term Loan”), in addition to the revolving credit facility for the Company and the term loan previously borrowed by ANI at the original closing under the Credit Agreement (the “Danish Term Loan”). The Company borrowed the entire U.S. Term Loan upon the closing of the Second Amendment on November 30, 2017 and used the proceeds thereof to repay the entire $14,600,000 principal balance of the revolving loans outstanding under the revolving credit facility immediately prior to the closing of the Second Amendment, and the remaining proceeds of the U.S. Term Loan were retained by the Company to be used for its general corporate purposes.

Pursuant to the Second Amendment, the principal amount of the revolving credit facility under the Credit Agreement, which had been temporarily increased to $15,000,000 pursuant to the First Amendment, was reduced to $10,000,000 effective upon the closing of the Second Amendment, and the revolving credit facility termination and maturity date was extended from January 31, 2022 to November 22, 2022.

The U.S. Term Loan is required to be paid in quarterly installments on the last day of each fiscal quarter of the Company over the term of the Amended Credit Agreement, commencing with its fiscal quarter ending on January 31, 2018. The principal amount of each quarterly installment required to be paid is $750,000, and any remaining principal balance of the term loan is required to be paid on November 30, 2022. The Company may voluntarily prepay the term loan, in whole or in part, from time to time without premium or penalty (other than customary breakage costs, if applicable). No amount of the U.S. Term Loan that is repaid or prepaid may be reborrowed.

The U.S. Term Loan, like the Danish Term Loan and the revolving credit loans, is subject to certain mandatory prepayments, subject to various exceptions, from the net cash proceeds from certain dispositions of property, certain issuances of equity, certain issuances of additional debt and certain extraordinary receipts.

The U.S. Term Loan bears interest at a rate per annum equal to, at the Company’s option, either (a) the Eurocurrency Rate (as defined in the Credit Agreement), plus a margin that varies within a range of 1.0% to 1.5% based on the Company’s consolidated leverage ratio, or (b) a fluctuating reference rate equal to the highest of (i) the federal fund rate plus 0.50%, (ii) Bank of America’s publicly announced prime rate or (iii) the Eurocurrency Rate plus 1.00%, plus a margin that varies within a range of 0.0% to 0.5% based on the Company’s consolidated leverage ratio.

The Company’s obligations in respect of the U.S. Term Loan (and the revolving credit facility and its existing guarantee in respect of the Danish Term Loan) are secured by substantially all of the assets of the Company (including a pledge of a portion of the equity interests held by the Company in ANI and the Company’s wholly-owned German subsidiary AstroNova GmbH), subject to certain exceptions.

In connection with the Second Amendment, the Company entered into certain hedging arrangements with Bank of America to manage the variable interest rate risk associated with its payments in respect of the U.S. Term Loan. These arrangements were documented using an industry standard contract known as an International Swaps and Derivative Association, Inc. (ISDA) Master Agreement, together with a Schedule to the Master Agreement and certain related agreements.

The description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to the Credit Agreement, dated November 30, 2017, by and among AstroNova, Inc., ANI ApS, Trojan Label ApS and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AstroNova, Inc.

December 6, 2017	By:	/s/ Joseph P. O’Connell
Joseph P. O’Connell
Vice President and Chief Financial Officer